 Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces Fourth Quarter and Fiscal 2014 Results

•	Q4 2014 revenue of $60.3 million, up 15%, and pro forma EPS of $0.17, up 113%, both exceeding high end of guidance
•	Fiscal 2014 revenue of $236.7 million, up 6%, pro forma EPS of $0.56 up 37%, and pro forma EBITDA of $27.7 million, up 13%
•	Company announces 2015 annual dividend increase of 17% from 12 cents to 14 cents to be paid semi-annually

MIAMI, FL – February 24,  2015 - The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and business transformation and technology consulting firm, today announced its financial results for the fourth quarter and fiscal year, which ended January 2, 2015.

Fourth quarter 2014 revenue was $60.3 million, up 15% from prior year. Pro forma diluted earnings per share were $0.17, up 113% when compared to $0.08 for the same period in 2013. Fiscal year 2014 revenue was $236.7 million, up 6% from fiscal year 2013 revenue of $223.8 million. Fiscal year pro forma diluted earnings per share were $0.56, up 37%, as compared to $0.41 in fiscal year 2013. Pro forma information is provided to enhance the understanding of the Company's financial performance and is reconciled to the Company's GAAP information in the accompanying tables.

GAAP diluted earnings per share was $0.16 for the fourth quarter of 2014, as compared to $0.04 in the same period in 2013. GAAP diluted earnings per share in fiscal 2014 was $0.33, as compared to $0.27 in the previous fiscal year.

At the end of the fourth quarter of 2014, the Company’s cash balances were $14.6 million. During the quarter the Company utilized cash to pay down $8.8 million of its debt facility, leaving a balance of $18.3 million at year end.  Additionally, the Company paid its annual dividend of $0.12 per share, an increase from $0.10 per share in the prior year, totaling $3.5 million.

The Company also repurchased 108 thousand shares in the fourth quarter of 2014 at an average cost of $6.08 per share, for a total cost of $657 thousand. As of fiscal year end, the Company’s remaining stock repurchase program authorization was $3.7 million.

“We reported strong quarterly and annual results driven by solid North American demand and improving European performance,” stated Ted A. Fernandez, Chairman & CEO of The Hackett Group, Inc.  “More importantly, I believe this momentum has carried over into the new year, which bodes well for our prospects.”

Based on the current economic outlook, the Company estimates total revenue for the first quarter of 2015 to be in the range of $58.5 million to $60.5 million, and estimates pro forma diluted earnings per share to be in the range of $0.13 to $0.15.

Other Highlights

World-Class HR Research  –World-class HR organizations continue to outperform their peers, according to new research from The Hackett Group, delivering a greater focus on strategic workforce planning and other high-value activities while operating at 23% lower cost per employee than typical companies and functioning with 32% fewer staff.

The Hackett Group’s research found that a well-designed service delivery model (SDM) focusing on operational excellence is one key to how world-class HR organizations achieve greater agility and better understanding of business needs. These companies also turn to HR metrics and analytics to provide better data on their human capital and more effectively quantify the value HR brings to the enterprise.  By contrast, half of all typical HR organizations do not even measure the result of change initiatives or produce any type of functional scorecard.

Credit Card Burden Research – Credit card processing fees present a growing burden for many U.S. business-to-business (B2B) companies, according to new research from REL Consulting, a division of The Hackett Group, and that companies can significantly improve their profit margin by changing acceptance policies for credit cards.

REL's research estimates that B2B companies in the U.S. now incur an average of $2.2 million in credit card processing fees per billion of revenue. Credit cards usage for B2B payments has increased dramatically over the past few years, and are expected to represent 10% of all payments in 2014. REL estimates that approximately 60% to 85% of credit card fees can be avoided by making changes to credit card acceptance policies keyed to the organization’s business model, customer base, customer risk, and competitive landscape.

On Tuesday, February 24, 2015, senior management will discuss fourth quarter results in a conference call at 5:00 P.M. ET.

The number for the conference call is (800) 779-3138, [Passcode: Fourth Quarter, Leader: Ted A. Fernandez]. For International callers, please dial (517) 308-9381.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, February 24, 2015 and will run through 5:00 P.M. ET on Tuesday, March 10, 2015. To access the rebroadcast, please dial (866) 419-2885. For International callers, please dial (203) 369-0765.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, February 24, 2015 and will run through 5:00 P.M. ET on Tuesday, March 10, 2015. To access the replay, visit http://www.thehackettgroup.com or http://www.streetevents.com.

About The Hackett Group

The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic business advisory and business transformation and technology consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including enterprise performance management and business intelligence, strategy and operations, working capital management, shared services and globalization advice. Utilizing best practices and implementation insights from more than 10,000 benchmarking engagements, executives use The Hackett Group's empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett ERP Solutions group, The Hackett Group offers business application consulting and application management services that help maximize returns on IT investments. The Hackett Group has completed benchmark studies with over 3,500 major corporations and government agencies, including 97% of the Dow Jones Industrials, 83% of the Fortune 100, 87% of the DAX 30 and 48% of the FTSE 100.

More information on The Hackett Group is available by e-mail at info@thehackettgroup.com.

# # #

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or offerings mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates, our ability to obtain debt financing through additional borrowings under an amendment to our existing credit facility as well as other risks detailed in our Company's Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 4 of 6 - The Hackett Group, Inc. Announces Fourth Quarter Results

The Hackett Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Quarter Ended		Twelve Months Ended
	January 2,	December 27,	January 2,	December 27,
	2015	2013	2015	2013
Revenue:
Revenue before reimbursements	$54,551	$47,203	$213,519	$200,391
Reimbursements	5,792	5,401	23,218	23,439
Total revenue	60,343	52,604	236,737	223,830

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses
(includes $1,528 and $744 and $3,556 and $3,284 of stock compensation expense in the quarters and twelve months ended January 2, 2015 and
December 27, 2013, respectively)	33,844	31,081	135,518	130,456
Reimbursable expenses	5,792	5,401	23,218	23,439
Total cost of service	39,636	36,482	158,736	153,895

Selling, general and administrative costs
(includes $656 and $673 and $2,814 and $2,835 of stock compensation expense in the quarters and twelve months ended January 2, 2015 and
December 27, 2013, respectively)	16,309	13,726	61,594	54,208
Bargain purchase gain from acquisition	(1,847)	-	(1,847)	-
Restructuring costs	-	-	3,604	-
Total costs and operating expenses	54,098	50,208	222,087	208,103
Income from operations	6,245	2,396	14,650	15,727
Other income (expense):
Interest income	2	1	6	7
Interest expense	(163)	(111)	(626)	(472)
Income from continuing operations before income taxes	6,084	2,286	14,030	15,262
Income tax expense	1,391	1,080	4,317	6,398
Income from continuing operations	4,693	1,206	9,713	8,864
Loss from discontinued operations	-	-	-	(135)
Net income	$4,693	$1,206	$9,713	$8,729

Basic net income per common share:
Income per common share from continuing operations	$0.17	$0.04	$0.34	$0.29
Loss per common share from discontinued operations	-	-	-	-
Net income per common share	$0.17	$0.04	$0.34	$0.29

Diluted net income per common share:
Income per common share from continuing operations	$0.16	$0.04	$0.33	$0.28
Loss per common share from discontinued operations	-	-	-	(0.01)
Net income per common share	$0.16	$0.04	$0.33	$0.27

Weighted average common shares outstanding:
Basic	28,257	29,683	28,718	30,283
Diluted	29,871	31,941	29,881	32,116

Pro forma data (1):
Income from continuing operations before income taxes	$6,084	$2,286	$14,030	$15,262
Bargain purchase gain from acquisition	(1,847)	-	(1,847)	-
Non-acquisition-related stock compensation expense	1,409	1,286	5,470	5,288
Acquisition-related stock compensation expense	775	131	900	831
Acquisition-related costs	-	188	120	188
Restructuring costs	-	-	3,604	-
Amortization of intangible assets	720	151	2,420	602
Pro forma income before income taxes	$7,141	$4,042	$24,697	$22,171
Pro forma income tax expense	2,142	1,617	7,847	8,868
Pro forma net income	$4,999	$2,425	$16,850	$13,303

Pro forma basic net income per common share	$0.18	$0.08	$0.59	$0.44
Weighted average common shares outstanding	28,257	29,683	28,718	30,283

Pro forma diluted net income per common share	$0.17	$0.08	$0.56	$0.41
Weighted average common and common equivalent shares outstanding	29,871	31,941	29,881	32,116

(1) The Company provides pro forma earnings results (which exclude the amortization of intangible assets, stock compensation expense, restructuring expense, acquisition-related benefits and costs and results from discontinued operations and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users' understanding of the Company's current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Page 5 of 6 - The Hackett Group, Inc. Announces Fourth Quarter Results

The Hackett Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	January 2,	December 27,
	2015	2013

ASSETS
Current assets:
Cash and cash equivalents	$14,608	$18,199
Accounts receivable and unbilled revenue, net	37,421	34,011
Deferred tax asset, net	2,828	5,130
Prepaid expenses and other current assets	2,199	2,283
Total current assets	57,056	59,623

Restricted cash	-	354
Property and equipment, net	13,753	13,019
Other assets	6,720	1,039
Goodwill, net	75,429	76,283
Total assets	$152,958	$150,318

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,909	$8,080
Accrued expenses and other liabilities	30,901	25,646
Total current liabilities	38,810	33,726
Long-term deferred tax liability, net	6,096	4,387
Long-term debt	18,263	19,029
Total liabilities	63,169	57,142

Shareholders' equity	89,789	93,176
Total liabilities and shareholders' equity	$152,958	$150,318

Page 6 of 6 - The Hackett Group, Inc. Announces Fourth Quarter Results

The Hackett Group, Inc.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)

	Quarter Ended
	January 2,	September 27,	December 27,
	2015	2014	2013
Revenue Breakdown by Group:
(in thousands)
The Hackett Group (2)	$49,491	$51,370	$44,152
ERP Solutions (3)	10,852	9,067	8,452
Total revenue	$60,343	$60,437	$52,604

Revenue Concentration:
(% of total revenue)
Top customer	6%	4%	3%
Top 5 customers	17%	15%	11%
Top 10 customers	26%	25%	19%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount	762	775	702
Total headcount	957	973	891
Days sales outstanding (DSO)	61	67	59
Cash provided by operating activities (in thousands)	$17,501	$5,888	$15,224
Depreciation (in thousands)	$626	$512	$466
Amortization (in thousands)	$720	$552	$151

The Hackett Group (in thousands):
The Hackett Group annualized revenue per professional (2)	$342	$368	$332

ERP Solutions:
ERP Solutions consultant utilization rate (3)	72%	72%	71%
ERP Solutions gross billing rate per hour (3)	$135	$128	$127

Share Repurchase Plan:
Shares purchased in the quarter (in thousands)	108	485	894
Cost of shares repurchased in the quarter (in thousands)	$657	$2,974	$5,368
Average price per share of shares purchased in the quarter	$6.08	$6.13	$6.00
Remaining authorization (in thousands)	$3,665	$4,322	$4,594

(2) The Hackett Group encompasses the Benchmarking, Business Transformation and Executive Advisory groups, and EPM Technologies.
(3) ERP Solutions encompasses Best Practice Implementation of ERP Software, the SAP group, approximately 42% of which are offshore resources.